Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividends for the 17th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 18, 2016--Republic Bancorp, Inc. (“Republic”) (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, today announced a 6% increase in the Company’s second quarter cash dividends. The quarterly cash dividend of $0.209 per share of Class A Common Stock and $0.19 per share on Class B Common Stock will be payable July 15, 2016 to shareholders of record as of June 17, 2016. The increased cash dividend results in an annualized dividend yield for the Class A Common stock of 3.16% based upon the stock’s closing price on May 17, 2016.

“The increase in our dividend demonstrates our continued confidence in executing our business plan and reflects our ongoing commitment to prudent utilization of our capital, while delivering long-term value to our loyal shareholders. I am pleased that our solid financial performance and strong capital position has allowed us to increase our dividend for the 17th consecutive year,” commented Steve Trager, Chairman and CEO for Republic.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 44 banking centers: 32 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany; six banking centers in five Florida communities – Largo, Port Richey, Seminole, St. Petersburg and Temple Terrace; two banking centers in Tennessee – Cool Springs (Franklin) and Green Hills (Nashville); and one banking center in Blue Ash (Cincinnati), Ohio. The Bank offers internet banking at www.republicbank.com. The Company has $4.4 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
Chairman and CEO